EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 4 to the Registration Statement of Mayfair Mining & Minerals, Inc. on Form SB-2 of our Auditors' Report, dated December 10, 2002, on the balance sheet of Mayfair Mining & Minerals, Inc. as at November 30, 2002, and the related statements of loss and deficit, accumulated during the exploration stage, cash flows, and stockholders' equity for the period from inception on August 14, 2002 to November 30, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.

Vancouver, Canada	"Morgan & Company"
June 12, 2003	Chartered Accountants